Exhibit 99.1

LUMEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

On May 21, 2025, Lumen Technologies, Inc. (“Lumen” or “the Company”) and certain of Lumen’s indirect wholly owned subsidiaries (collectively, the “Sellers”), entered into a definitive Purchase Agreement (the “Purchase Agreement”) with Forged Fiber 37, LLC (“Purchaser”), an indirect wholly owned subsidiary of AT&T Inc. (“AT&T”) and AT&T DW Holdings, Inc. (“Guarantor”), to sell Lumen’s Mass Markets fiber-to-the-home business in Arizona, Colorado, Florida, Idaho, Iowa, Minnesota, Nebraska, Nevada, Oregon, Utah and Washington (the “Territory”). On February 2, 2026 (the “Closing Date”), pursuant to the Purchase Agreement as supplemented to date, Lumen completed the sale of its Mass Markets fiber-to-the-home business in the Territory (the “Divestiture”) to the Purchaser in exchange for $5.75 billion of cash consideration, which was reduced by approximately $30 million in closing adjustments and transaction costs, resulting in pre-tax cash proceeds of approximately $5.72 billion. This consideration is further subject to certain post-closing adjustments as set forth in the Purchase Agreement and as supplemented to date.

Since entering into the Purchase Agreement on May 21, 2025, Lumen has classified the assets and liabilities of the Mass Markets fiber-to-the-home business in the Territory (the “Disposal Group”) as held for sale, measured at the lower of (i) the carrying value when Lumen classified the Disposal Group as held for sale and (ii) the fair value of the Disposal Group, less costs to sell. The combined results of operations of the Disposal Group are no longer included in Lumen’s consolidated results of operations beginning February 2, 2026.

The following unaudited pro forma condensed consolidated statement of operations of Lumen for the three months ended March 31, 2026 is presented as if the Divestiture occurred as of January 1, 2025 and gives effect to the elimination of the historical financial results of the Disposal Group due to the Divestiture, as well as other pro forma adjustments. These adjustments also reflect the impact of certain commercial agreements with AT&T and its affiliates entered into at the time of the Divestiture which will have a continuing impact on Lumen’s results, as described in the notes to the unaudited pro forma condensed consolidated statement of operations. No unaudited pro forma condensed combined balance sheet is presented herein as the Divestiture is already reflected in the Company’s most recent consolidated balance sheet as of March 31, 2026 as filed with the U.S. Securities and Exchange Commission (the “SEC”). The unaudited pro forma condensed consolidated statement of operations of Lumen for the year ended December 31, 2025 is included in the Company’s Current Report on Form 8-K filed with the SEC on April 16, 2026.

Lumen prepares its financial statements in accordance with U.S. Generally Accepted Accounting Principles. The following unaudited pro forma statement of operations is based on information currently available including certain assumptions which are subject to change and certain estimates which may not be realized. The pro forma statement of operations is for informational purposes only and is intended to represent what Lumen’s results of operations might have been had the Divestiture occurred on the dates indicated, but not to project Lumen’s financial position or results of operations for any future date or period.

The information in the “Lumen Historical” columns in the following unaudited pro forma statement of operations was derived from Lumen’s historical consolidated financial statements for the period presented and includes the impacts of the gain on disposal of the Mass Markets fiber-to-the-home business in the Territory in the amount of $596 million. Additionally, for the three months ended March 31, 2026, aggregate losses of $226 million resulting from early debt retirements are reflected in the “Lumen Historical” column.

The following unaudited pro forma condensed consolidated statement of operations and the accompanying notes should be read in conjunction with the consolidated financial statements, their accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Lumen’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026.

The information in the “Removal of FttH Business” column in the following unaudited pro forma condensed consolidated statement of operations:

•	reflects the elimination of the net assets and historical financial performance of the Mass Markets fiber-to-the-home business in the Territory in accordance with rules and regulations of the SEC,

•	does not reflect what the Disposal Group’s results of operations would have been on a standalone basis, and

•	is not intended to represent the Disposal Group’s future capitalization or results of operations.

The information in the “Pro Forma Adjustments” columns in the unaudited pro forma condensed consolidated statement of operations reflects additional transaction accounting adjustments which have been made in accordance with SEC rules and are further described in the accompanying notes.

The unaudited pro forma condensed consolidated statement of operations has not been adjusted to reflect Lumen’s potential dis-synergies that could result from the Divestiture and, in accordance with applicable SEC rules, do not reflect any nonrecurring transaction or separation expenses that the Company expects to incur after the Divestiture.

The unaudited pro forma condensed consolidated statement of operations has been prepared based upon the best available information and management estimates subject to assumptions described above and in the accompanying notes. The actual financial position and results of operations may materially differ from the pro forma amounts reflected herein due to a variety of factors.

LUMEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2026

	Lumen Historical		Removal of FttH Business		Pro Forma Adjustments		Lumen Pro Forma
	(In millions, except per share amounts)
OPERATING REVENUE	$2,899		(69)		7	[2]	2,837

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,435		(3)		2	[2]	1,434
Selling, general and administrative	794		(26)		—		768
Net gain on sale of business	(596	) [5]	—		—		(596)
Depreciation and amortization	664		—	[4]	—		664

Total operating expenses	2,297		(29)		2		2,270

OPERATING INCOME (LOSS)	602		(40)		5		567
OTHER (EXPENSE) INCOME
Interest expense	(225)		—		—		(225)
Net loss on early retirement of debt	(226)		—		—		(226)
Other income, net	26		—		5	[1]	31

Total other (expense) income, net	(425)		—		5		(420)

INCOME (LOSS) BEFORE INCOME TAXES	177		(40)		10		147
Income tax expense (benefit)	377		(10	) [3]	2	[3]	369

NET (LOSS) INCOME	$(200)		(30)		8		(222)

BASIC AND DILUTED (LOSS) INCOME PER SHARE OF COMMON STOCK
BASIC	$(0.20)		(0.03)		0.01		(0.22)
DILUTED	$(0.20)		(0.03)		0.01		(0.22)
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING
BASIC	998,891		—		—		998,891
DILUTED	998,891		—		—		998,891

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

LUMEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC on the basis described under the heading “Introduction.”

Adjustments

Note (1). This adjustment reflects an estimate of the incremental fees Lumen would have received from the Purchaser during the applicable period for providing transition services to the Purchaser and its affiliates in accordance with a Transition Services Agreement entered between the parties on the Closing Date (the “TSA”). Under the TSA, Lumen began providing transition services upon the February 2, 2026 completion date of the Divestiture. This adjustment reflects incremental fees of $5 million that would have been received during the three months ended March 31, 2026 had the Divestiture occurred on January 1, 2025. The transition services are expected to have a recurring impact and are provided for the sole purpose of supporting the operations of the Disposal Group after the Divestiture. The terms of services to be provided under the TSA generally range from six to twenty-four months, subject to the Purchaser’s right to extend the term of certain services for an additional period up to at least twelve months and to terminate early the term of any service.

Note (2). These adjustments reflect an estimate of the aggregate impact of commercial agreements entered into between Lumen (and its affiliates) and the Purchaser (and its affiliates) on the Closing Date of approximately $5 million of additional operating revenue and $2 million of additional operating expense from January 1, 2026 through the Closing Date that would have been realized had the Divestiture occurred on January 1, 2025:

•	a Master Services Agreement, pursuant to which a Lumen subsidiary will provide various network and communications services to the Purchaser and its affiliates under multi-year arrangements; and

•	a Master Services Agreement, pursuant to which an affiliate of the Purchaser will provide various network services to a Lumen subsidiary under multi-year arrangements.

Additionally, a Lumen subsidiary will provide the Purchaser the right to use specific fibers in Lumen’s retained network infrastructure under an Indefeasible Right to Use (“IRU”) Agreement for an initial term of twenty years with an option to extend under the terms of the arrangement.

In certain of the aforementioned arrangements, Lumen identified contractual terms that are unfavorable compared to prevailing market terms. A transaction price allocation was made for the estimated fair value of unfavorable terms related to the IRU Agreement and other service arrangements under the Master Services Agreement. Lumen recorded $729 million of liabilities for unfavorable commercial agreement components and contractual credits initially measured at fair value, with an offset to the net gain on disposal.

The operating revenue adjustments include revenue of $2 million for the period from January 1, 2026 until the Close Date resulting from the pro forma amortization of the deferred revenue purchase price allocations for these agreements.

Note (3). These adjustments represent an estimate of the tax impact of the Divestiture and the transactions between the parties under the agreements summarized in Notes (1) and (2), as well as the tax impacts corresponding to all other pro forma adjustments noted within. In determining the tax rate to apply for the adjustments under the “Removal of FttH Business” and “Pro Forma Adjustments” headings, the Company used the U.S. statutory and blended state rate in effect for the period presented, which was 24.56% for the three months ended March 31, 2026.

Note (4). Effective with the designation of the Disposal Group as held for sale on May 21, 2025, Lumen suspended recording depreciation of property, plant and equipment while these assets were classified as held for sale. No depreciation or amortization was recognized in the historical period presented for these assets.

Note (5). As a result of closing the transaction on February 2, 2026, we derecognized net assets of $4.3 billion, primarily comprised of (i) property, plant and equipment, net of accumulated depreciation, of $2.8 billion, (ii) goodwill of $1.3 billion, and (iii) other net assets of $162 million. During the three months ended March 31, 2026, we recorded a $596 million net pre-tax gain on the disposal. The net gain included in the Lumen Historical column includes the impacts of the liabilities initially established at fair value for unfavorable terms within commercial agreements as described in Note (2) above. Additionally, under the Purchase Agreement, we agreed to reimburse the purchaser for certain matters for which future cash payments by Lumen could be required. Lumen has estimated the fair value of these payments to be $36 million which reduced our net gain on the sale accordingly.